UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 12, 2010

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction	(IRS Employer
of Incorporation)	Identification Number)

750 Lexington Avenue, New York, New York 10022

(Address of Principal Executive Offices)

(Zip Code)

(212) 754-2233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On February 12, 2010, Scientific Games Corporation (the “Company”) and its wholly owned subsidiary, Scientific Games International, Inc. (“SGI”), entered into an amendment and restatement agreement (the “Restatement”) to the credit agreement, dated as of June 9, 2008 and amended as of March 27, 2009, September 30, 2009 and October 13, 2009 (as so amended, the “Credit Agreement”), among SGI, as borrower, the Company, as guarantor, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which Restatement (i) the Credit Agreement was amended and restated to read in its entirety as set forth in Exhibit A attached thereto and (ii) the Guarantee and Collateral Agreement, dated as of June 9, 2008 (the “Guarantee and Collateral Agreement”), among SGI, as borrower, the Company, as a guarantor, and each of the other subsidiaries of the Company party thereto, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the several lenders from time to time party to the Credit Agreement, was amended as set forth in the Restatement.

The primary purpose of the Restatement is to permit the sale of our racing and venue management businesses (a “Racing Business Disposition”) to Sportech Plc (“Sportech”), the entry into certain transactions with Playtech Limited and certain of its affiliates (each, a “Playtech Entity”) relating to cooperation with respect to Internet services, central monitoring and control systems, gaming devices or terminals, and certain other related transactions (collectively, the “Playtech Transactions”), the incurrence of an additional $150,000,000 of indebtedness by our “Non-Guarantor Subsidiaries” (the “Additional Non-Guarantor Subsidiary Debt”), the sale of any or all of the capital stock of certain of our “Non-Guarantor Subsidiaries” (the “Non-Guarantor Subsidiary Dispositions”) and the sale of the capital stock of certain non-wholly owned subsidiaries, or non-subsidiaries in which we own an interest, as a result of the occurrence of certain “Compliance Events” (the “Compliance Event Dispositions”), in each case subject to certain limitations, including, without limitation, the requirement to use certain of the “Net Cash Proceeds” from the Additional Non-Guarantor Subsidiary Debt and the Non-Guarantor Subsidiary Distributions to prepay certain of our indebtedness.

The Restatement provides that certain expenses incurred in an applicable period in connection with a Racing Business Disposition, together with any charges incurred in connection with related discontinued operations and cost-reduction initiatives, will be added back to the definition of “Consolidated EBITDA” up to an aggregate amount (for all periods combined) not to exceed $7,325,000.  The Restatement also provides that certain expenses or charges incurred in connection with the payment of license royalties or other fees to a Playtech Entity and for software services provided to Global Draw Limited or Games Media Limited (or any of their respective subsidiaries) by a Playech Entity will be added back to the definition of “Consolidated EBITDA” up to an aggregate amount not to exceed ₤5,250,000 during any four-quarter period.  In addition, pursuant to the Restatement, for any period of four consecutive fiscal quarters, the definition of “Consolidated EBITDA” will be calculated after giving effect to certain “Pro Forma Adjustments” associated with any “Material Acquisition” consummated during such period in an aggregate amount not to exceed $15,000,000 (less the amount of certain “Permitted Add-Backs”) for such period.  Pursuant to the Restatement, the definition of “Permitted Add-Backs” that may be added back to “Consolidated EBITDA” has been modified to generally include up to $15,000,000 (less the amount of certain “Pro Forma Adjustments”) of certain charges incurred during any 12-month period commencing on or after March 1, 2009, including certain costs and expenses incurred in connection with potential acquisitions and divestitures, whether or not consummated, charges incurred in connection with restructuring and cost-reduction initiatives, and certain costs and expenses incurred in connection with the Playtech Transactions.

In addition, pursuant to the Restatement, we will be required to maintain the following revised financial ratios during the following relevant periods:

•                  a “Consolidated Leverage Ratio” as at the last day of each fiscal quarter no more than the ratio set forth below with respect to such fiscal quarter or with respect to the period during which such fiscal quarter ends:

•                  5.75 to 1.00 (fiscal quarter ended December 31, 2009 through March 31, 2012);

•                  5.50 to 1.00 (fiscal quarter ended June 30, 2012); and

•                  5.25 to 1.00 (fiscal quarter ended September 30, 2012 and thereafter);

•                  a “Consolidated Senior Debt Ratio” as at the last day of each fiscal quarter no more than the ratio set forth below with respect to such fiscal quarter or with respect to the period during which such fiscal quarter ends:

•                  2.75 to 1.00 (fiscal quarter ended December 31, 2009 through June 30, 2012); and

•                  2.50 to 1.00 (fiscal quarter ended September 30, 2012 and thereafter);

•                  a “Consolidated Interest Coverage Ratio” for any period of four consecutive fiscal quarters of not less than the ratio set forth below with respect to such period or with respect to the period during which such four consecutive fiscal quarters ends:

•                  2.50 to 1.00 (four consecutive fiscal quarters ending December 31, 2009 and through June 30, 2010); and

•                  2.25 to 1.00 (four consecutive fiscal quarters ending September 30, 2010 and thereafter).

The Restatement also permits the incurrence of additional indebtedness under the Credit Agreement covenant restricting the incurrence of “Indebtedness,” including, subject to certain limitations, indebtedness to fund the China Lottery Business Investments (as defined below) or to finance the operations of the China Lottery Business (as defined below), indebtedness incurred as a result of the establishment of extended vendor payment terms for the acquisition of certain assets, and indebtedness incurred as a result of certain payments or fees that may be made in connection with the Playtech Transactions.

Pursuant to the Restatement, certain additional dispositions will be permitted under the Credit Agreement covenant restricting “Dispositions,” including, subject to certain limitations, the Racing Business Disposition, the Non-Guarantor Subsidiary Dispositions, the Compliance Event Dispositions, dispositions of the capital stock of certain joint ventures pursuant to the Playtech Transactions, dispositions pursuant to the repurchase rights of certain vendors with respect to assets that were acquired pursuant to extended payment terms with such vendors (together with any related subordinated liens of such vendors, which will be permitted under the Credit

Agreement covenant restricting “Liens”), dispositions pursuant to certain intellectual property license agreements entered into in the ordinary course of business and dispositions of the capital stock of Sportech, if any, that we obtain in connection with the Racing Business Disposition.

In addition, pursuant to the Restatement, certain additional investments will be permitted under the Credit Agreement covenant restricting “Investments,” including, subject to certain limitations, investments in certain joint ventures pursuant to the Playtech Transactions, and investments (the “China Lottery Business Investments”) in certain of our businesses relating to lottery ticket validation network and ticket distribution services currently provided to the China Welfare Lottery in the People’s Republic of China and the promotion of lottery ticket sales by the China Sports Lottery, including the facilitation of such sales by lottery ticket retailers, in the People’s Republic of China (collectively, the “China Lottery Business”).

The Restatement also provides for an increase in the amount of the “Italian Concession Obligations” as set forth therein.

The interest rates set forth in the pricing grid in the Credit Agreement will be unchanged, except that, pursuant to the Restatement, an interest rate level will be added to the top of the grid such that, if the “Consolidated Leverage Ratio” as of the most recent determination date is equal to or greater than 4.75 to 1 (and, in any event, until the delivery of the financial statements required under the Credit Agreement for the fiscal quarter ending June 30, 2010), the interest rate will be 3.50% above LIBOR for eurocurrency loans, and 2.50% above the higher of (i) the prime rate or (ii) the Federal Funds Effective Rate plus 0.50% for base rate loans.

Pursuant to the Restatement, the Guarantee and Collateral Agreement was amended to exclude from the definition of “Collateral” any capital stock we may own in any joint venture between us and a Playtech Entity in connection with the Playtech Transactions.

In connection with the Restatement, SGI agreed to pay an aggregate of approximately $2.7 million in fees to consenting lenders and the administrative agent.

The foregoing does not constitute a complete summary of the terms of the Restatement, which is attached hereto as Exhibit 10.1.  The description of the terms of the Restatement is qualified in its entirety by reference to such exhibit.

JPMorgan Chase Bank, N.A. (“JPMCB”) and certain of the other lenders under the Credit Agreement, or their affiliates, have relationships with, or have entered into other transactions with, the Company.  In particular, affiliates of JPMCB and Bank of America, N.A. (co-syndication agent and a lender under the Credit Agreement) are party to the registration rights agreement that we entered into in connection with SGI’s issuance in 2009 of 9.25% senior subordinated notes due 2019, and they and affiliates of certain other lenders under the Credit Agreement were initial purchasers of such notes.  In addition, SGI has entered into a commitment letter with JPMCB and J.P. Morgan Securities Inc., pursuant to which JPMCB has committed, subject to certain conditions, to provide up to $75,000,000 in the aggregate of senior secured term loans under one or more incremental term loan facilities pursuant to the Credit Agreement.  Additional information regarding such relationships and transactions was previously disclosed in Item 1.01 of the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 12, 2009, which is incorporated herein by reference.

The Company is party to convertible bond hedges and warrant option transactions with JPMCB designed to mitigate the potential dilution upon conversion of the Company’s 0.75% Convertible Senior Subordinated Debentures due 2024 . During the term of the bond hedges (which expire no later than June 1, 2010), the sellers of the options will deliver to the Company upon the Company’s exercise of such options after a conversion of such convertible debentures a number of shares of common stock based on the extent to which the then market price of the Company’s Class A common stock exceeds $29.10 per share. The options provide for net share settlement upon exercise. Additional information regarding such transactions was previously disclosed in Item 3.02 of the Company’s Form 8-K filed with the SEC on December 30, 2004, which is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03.                                       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1

Amendment and Restatement Agreement, dated as of February 12, 2010, among SGI, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which (i) amended and restated in its entirety the Credit Agreement, dated as of June 9, 2008 and amended as of March 27, 2009, September 30, 2009 and October 13, 2009, among such parties, as set forth in Exhibit A to such Amendment and Restatement Agreement, and (ii) amended the Guarantee and Collateral Agreement, dated as of June 9, 2008, among SGI, as borrower, the Company, as a guarantor, and each of the other subsidiaries of the Company party thereto, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the several lenders from time to time party to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

Date:  February 19, 2010

Exhibit Index

Exhibit No.	Description

10.1

Amendment and Restatement Agreement, dated as of February 12, 2010, among SGI, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which (i) amended and restated in its entirety the Credit Agreement, dated as of June 9, 2008 and amended as of March 27, 2009, September 30, 2009 and October 13, 2009, among such parties, as set forth in Exhibit A to such Amendment and Restatement Agreement, and (ii) amended the Guarantee and Collateral Agreement, dated as of June 9, 2008, among SGI, as borrower, the Company, as a guarantor, and each of the other subsidiaries of the Company party thereto, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the several lenders from time to time party to the Credit Agreement.